UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 2, 2007

CHOLESTECH CORPORATION

(Exact name of registrant as specified in its charter)

California	000-20198	94-3065493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3347 Investment Boulevard

Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 732-7200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In June 2007, in order to comply with the new rules related to post-termination payments under Section 409A of the Internal Revenue Code, as amended, the Board of Directors of Cholestech approved certain amendments to the severance and change of control severance agreements of all Cholestech’s executive officers (the “Amendments”). The Amendments provide for a six-month delay of the payment of severance benefits if the executive officer is a “specified employee” within the meaning of Section 409A. As a result, no severance benefits would be payable to the executive officer for six (6) months following his or her termination if he or she is determined to be a specified employee. In addition, when an executive officer is determined to be a specified employee, the Amendments provide that interest accrued at 5.05% per annum on the six (6) months severance benefits will be paid in addition to the six months severance benefits on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the executive officer’s termination of employment (or the date of the executive officer’s death, if earlier). All subsequent deferred compensation severance benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit, as provided for in the applicable Amendments.

The Amendments will be effective upon the execution of the amended agreements by the executive officers. The executive officers are Warren E. Pinckert II, John F. Glenn, Gregory L. Bennett, Barbara T. McAleer, Kenneth F. Miller, Terry L. Wassmann and Donald L. Wood.

The Board of Directors approved the form of Amended Severance Agreement and the form of Amended Change of Control Severance Agreement attached hereto as Exhibit 10.1 and 10.2, respectively, which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Cholestech Corporation Amendment To Severance Agreement.

10.2	Form Of Cholestech Corporation Amendment To Change Of Control Severance Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOLESTECH CORPORATION

	By:	/s/ John F. Glenn
John F. Glenn Vice President of Finance and Chief Financial Officer

Date: August 2, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form Of Cholestech Corporation Amendment To Severance Agreement.

10.2	Form Of Cholestech Corporation Amendment To Change Of Control Severance Agreement.